EXHIBIT 4.3


                         STOCK REPURCHASE AGREEMENT
                          FOR EMPLOYEE STOCKHOLDERS

     THIS STOCK REPURCHASE AGREEMENT ("Agreement") is made on --------, between ------------------------------------------- (the "Stockholder") and
PETER KIEWIT SONS', INC., a Delaware corporation (the "Corporation").

     WHEREAS, the Corporation's Restated Certificate of Incorporation, as amended from time to time (the "Certificate") sets forth certain restrictions on the ownership and transfer of shares of the Corporation's $0.01 par value common stock ("Common Stock"); and

     WHEREAS, the Stockholder desires to own Common Stock subject to the terms and restrictions set forth in this Agreement and in the Certificate.

     NOW THEREFORE, in consideration of the issuance of Common Stock to the Stockholder and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the Stockholder and the Corporation agree as follows:

     (1) Common Stock Subject to Agreement. This Agreement shall apply to all Common Stock issued to or owned by the Stockholder on or before the date of this Agreement and any additional shares of Common Stock which are issued to or owned by the Stockholder after the date of this Agreement. This Agreement supersedes any previous agreement between the Corporation and the Stockholder relating to such Common Stock and the sale or repurchase of such Common Stock by the Corporation.

     (2) Prohibited Transfers of Common Stock. Except as specifically provided in this Agreement and the Certificate, the Stockholder shall not sell, assign, give, bequeath, pledge, or otherwise transfer any or all of the Stockholder's Common Stock by any means, whether voluntary or involuntary. Any such attempted sale or transfer shall be void and of no force or effect. If such transfer is attempted, the Corporation shall give written notice to the Stockholder to sell and deliver all of such Common Stock to the Corporation within 90 days after the date on which the Corporation receives actual notice of the attempted or proposed transfer.

     (3) Voluntary Sales of Common Stock to Corporation. The Stockholder may sell all or part of the Stockholder's Common Stock to the Corporation by delivering to the Corporation the certificates representing the Common Stock to be sold with a written notice stating the Stockholder's desire to sell such Common Stock. The Corporation will accept such notice only during the first fifteen days of each calendar month. Notices received thereafter will be deemed to have been received on the first day of the following month. The Corporation shall purchase any Common Stock so offered. Notwithstanding the foregoing, the Stockholder's right to voluntarily sell Common Stock and the Corporation's duty to repurchase such Common Stock are subject to the terms and conditions of the Certificate, including those referenced in Paragraph 17 of this Agreement.

     (4) Corporation's Option to Purchase All Shares of Common Stock. If the Stockholder attempts to make a prohibited transfer of, or voluntarily sells to the Corporation, part of the Stockholder's Common Stock, the Corporation shall have the option to purchase all or any part of the Stockholder's remaining Common Stock. The Corporation may exercise this option within 90 days after (a) the date of the written notice to the Stockholder referred to in Paragraph 2 in the case of an attempted prohibited transfer, or
(b) the receipt of the certificates and written notice referred to in Paragraph 3 in the case of a voluntary sale to the Corporation. The Corporation may exercise such option by giving the Stockholder written notice to sell and deliver all or part of the Stockholder's remaining Common Stock, as specified in such notice.

     (5) Termination of Employment. Within 90 days after the termination of the Stockholder's employment for any reason other than death, the Corporation shall give a written notice to the Stockholder to sell and deliver all of such Stockholder's Common Stock to the Corporation. For the purpose of this Agreement, "employment" means employment by the Corporation, one of its subsidiaries, a joint venture in which the Corporation and/or its subsidiaries have a 20 percent or more interest, KCP, Inc. or any subsidiary thereof or any joint venture in which KCP, Inc. or any such subsidiary has a 20 percent or more interest. "Subsidiaries" of the Corporation are any corporation in which the Corporation owns directly or indirectly at least 20 percent of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding. "Subsidiaries" of KCP, Inc. are any corporation in which KCP, Inc. owns directly or indirectly at least a majority of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding.

     (6)     Death.
     (a) Within 180 days after the death of the Stockholder, the Corporation shall give a written notice to the Stockholder's successors or the personal representative of the Stockholder's estate to sell and deliver all of such Stockholder's Common Stock to the Corporation.
     (b) Notwithstanding Paragraph 11 of this Agreement, the deceased Stockholder's successors or the personal representative of the Stockholder's estate shall have the option to fix one or more alternate dates for the sale of the Common Stock by giving written notice of such dates to the Corporation and identifying the shares of Common Stock to be sold on such dates. Notice of any alternate sales dates must be given within 180 days after the death of the Stockholder or within 10 days after the date of the Corporation's notice to sell and deliver under giver paragraph (6)(a), above, whichever comes first. The earliest alternate sale date may be the date of the notice given by the representative under this paragraph (6)(b) and the latest sale date shall be the tenth day of January following the end of the fiscal year of the Corporation during which the Stockholder died. The stock certificates representing the Common Stock to be sold on a particular date shall be delivered to the Corporation on or before such date.

     (7)     Authorized Transfers and Pledges of Common Stock.
     (a) With the prior approval of the Board of Directors of the Corporation (the "Board"), the Stockholder may transfer Common Stock to a tax-exempt charitable organization approved as such by the Internal Revenue Service.
     (b) With the prior approval of the Board, a Stockholder may transfer Common Stock to: (i) a fiduciary for the benefit of the members of the Stockholder's immediate family, (ii) a corporation 100 percent owned by the Stockholder or the Stockholder and their spouse and/or children, or (iii) a fiduciary for the benefit of such a corporation.
     (c) As a condition precedent to transfer, each transferee under Paragraph (7)(a) or (b) above must sign a new repurchase agreement in a form satisfactory to the Corporation.
     (d) The Stockholder may pledge Common Stock for loans in connection with the ownership of Common Stock. "Qualified Financial Institutions" (as defined in the Certificate) to which such Common Stock has been pledged shall be permitted to own such Common Stock upon foreclosure of such Common Stock in accordance with the terms of any agreement evidencing such pledge, subject to such ownership and transfer restrictions set forth in the Certificate.

     (8) Excessive Amount of Common Stock. Under Article Sixth, subparagraph (D)(3)(d) of the Certificate, upon a determination by the Board that the amount of Common Stock held by the Stockholder is excessive in view of the Corporation's policy that the level of Stockholder's stock ownership should reflect certain factors, including but not limited to (a) the relative contribution of that Stockholder to the economic performance of the Corporation, (b) the effort being put forth by such Stockholder, and/or (c) the level of responsibility of such Stockholder, the Corporation shall have the option to purchase from such Stockholder an amount of Common Stock sufficient to decrease the amount of Common Stock owned by such Stockholder to an amount that the Board, in its discretion, believes is appropriate. In the event that the Corporation elects to exercise this option, it shall give the Stockholder written notice to sell and deliver to the Corporation the amount of Common Stock specified in such notice.

     (9)     Purchase Price for Common Stock. Article Sixth, subparagraph
(D)(4) of the Certificate, provides that, if the Corporation is to repurchase shares of Common Stock, the purchase price shall be the Common Share Price. Article Eighth of the Corporation's Certificate sets forth definitions of the terms "Common Share Price", as well as "Formula Value", and other terms relevant to calculating the price applicable to any particular repurchases. These provisions of the Certificate are incorporated herein by reference. The Corporation shall purchase Common Stock for the Common Share Price determined as of the following respective dates: (i) the date upon which the Corporation receives certificates evidencing such Common Stock in the event of a voluntary sale by the Stockholder under Paragraph 3 of this Agreement, and (ii) the date certificates representing such Common Stock are required to be delivered to the Corporation in the event of any other sale under this Agreement.

     (10)    Payment. Subject to Paragraph 11 of this Agreement:
     (a) The Corporation shall make payment for any Common Stock it purchases within 60 days after (i) the date upon which the Corporation receives stock certificates evidencing such Common Stock in the event of a voluntary sale by the Stockholder under Paragraph 3 of this Agreement, (ii) the date of the sale of such Common Stock specified in any notice given by the Stockholder's successors or personal representative under Paragraph 6(b) of this Agreement, or (iii) the date of the Corporation's written notice to sell and deliver such Common Stock in the event of any other sale under this Agreement; provided, however, that no payment shall be required to be made with respect to the purchases and sales of Common Stock described in clauses
(ii) or (iii) until the Corporation shall have received stock certificates evidencing such Common Stock.
     (b) The Corporation shall be authorized to deduct from the payment of the purchase price for Common Stock sold by the Stockholder any amount owed by the Stockholder to the Corporation, any subsidiary of the Corporation and/or to any pledgee of such Common Stock; provided, however that the purchase price otherwise payable to a Qualified Financial Institution shall not be reduced by any amount owed to the Corporation or any subsidiary of the Corporation by the Stockholder who pledged the Common Stock to the Qualified Financial Institution. Payment of the purchase price shall otherwise be made as directed by the Stockholder.
     (c) The Corporation shall not be obligated to pay any interest on any amounts to be paid under this Agreement.
     (d) If the per share price at which the Corporation is to purchase Common Stock has not been computed within the time prescribed for payment under this Agreement because the preparation of the audited Consolidated Financial Statements of the Corporation and Consolidated Subsidiaries has not yet been completed, the Corporation shall make an "initial payment" within the time period prescribed for payment for such Common Stock, using the per share price applicable to purchases of Common Stock during the preceding fiscal year. If the per share price for purchases during the current year is determined to be greater than that for the preceding year, the Corporation shall pay the difference between the initial payment and the actual amount entitled to be received under the current per share price within 10 days after the date upon which the per share price for the current year is completed. If the per share price for purchases during the current year is determined to be less than that for the preceding year, the person or entity to whom the initial payment was made shall repay the difference between the initial payment and the actual amount entitled to be received under the current per share price within 10 days after the date of a written notice from the Corporation requiring payment of such amount.

     (11) Surrender of Common Stock. Except as otherwise provided in the Certificate or Paragraph 6(b) of this Agreement, the Stockholder or the Stockholder's successors or the personal representative of the Stockholder's estate must sell and deliver stock certificates to the Corporation within 10 days after the date of the Corporation's notice to sell and deliver such Common Stock. Any stock certificate to be sold to the Corporation must be endorsed in blank or accompanied by appropriate stock powers executed in blank, and accompanied by such other evidence of authority as the Corporation may reasonably require. In the event of failure to deliver stock certificates with required evidence of authority within the time periods specified, the Corporation's Secretary shall cancel each certificate on the books of the Corporation and such shares of Common Stock shall be deemed no longer outstanding. The holder of canceled shares of Stock shall have no further interest as a stockholder of the Corporation with respect to such shares of Common Stock except the right to receive the purchase price.

     (12) Notices. Any notices under this Agreement shall be in writing and shall be sufficient if delivered in person or sent by certified mail, return receipt requested. The notice to the Stockholder or the Stockholder's successors or personal representative, if mailed, shall be sent to the Stockholder's last known address. The notice to the Corporation shall be delivered or mailed to the Secretary, Peter Kiewit Sons' Inc., Kiewit Plaza, Omaha, Nebraska 68131.

     (13) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

     (14) Failure to Meet Times. No failure by the Corporation, the Stockholder, or the successors or personal representative of the Stockholder's estate to take any action within any time period prescribed by this Agreement shall render the Common Stock of the Corporation transferable other than in conformance with the provisions of this Agreement or preclude the Corporation from exercising its right to purchase or cancel any such Common Stock.

     (15) Binding Effect. This Agreement is binding on the Stockholder's transferees, pledgees, heirs, successors, personal representatives, and assigns, and upon the successors and assigns of the Corporation.

     (16) Severability. If any portion of this Agreement is held invalid, that invalidity shall not affect the remaining portions which can be given effect without the invalid portion.

     (17)     Suspension of Repurchase Duties. Article Sixth, subparagraph
(D)(8) of the Certificate provides that the Board may suspend the Corporation's obligation to repurchase Common Stock for a period of not longer than 365 days.

     (18) Restated Certificate of Incorporation. The Corporation's Certificate contains additional restrictions which may apply to the Stockholder, the terms and conditions of which are incorporated herein by this reference. The parties agree that, if the provisions of the Certificate, including any amendments that may be adopted subsequent to the date of this Agreement, are more restrictive than the provisions of this Agreement, the more restrictive provisions of the Certificate shall prevail.


                                        ***

WITNESS:




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                                                     Stockholder

ATTEST:
                                       PETER KIEWIT SONS', INC.



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      Assistant Secretary                            President



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